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                                                                     EXHIBIT 2.7


                      TANGIBLE PROPERTY PURCHASE AGREEMENT


    THIS TANGIBLE PROPERTY PURCHASE AGREEMENT (this "Agreement") is made as of October 2, 2000, among the company designated as Clear Channel on the signature page hereto ("Clear Channel"), and the companies designated as Exchange Party on the signature page hereto (collectively, "Exchange Party").

                                    Recitals

    A. Exchange Party owns and operates or is purchasing the following radio broadcast stations (collectively, the "Stations") pursuant to certain authorizations issued by the FCC:

     Jonesboro, Arkansas                 KIYS-FM, Jonesboro, Arkansas
                                         KBTM-AM, Jonesboro, Arkansas
                                         KFIN-FM, Jonesboro, Arkansas

     Augusta, Georgia                    WZNY-FM, Augusta, Georgia
                                         WEKL-FM, Augusta, Georgia
                                         WBBQ-FM, Augusta, Georgia
                                         WBBQ-AM, Augusta, Georgia
                                         WGUS-AM, North Augusta, Georgia
                                         WKSP-FM, Aiken, South Carolina
                                         WPRW-FM, Martinez, Georgia

     Augusta-Waterville, Maine           WIGY-FM, Madison, Maine
                                         WFAU-AM, Gardiner, Maine
                                         WABK-FM, Gardiner, Maine
                                         WTOS-FM, Skowhegan, Maine
                                         WKCG-FM, Augusta, Maine
                                         WCME-FM, Boothbay Harbor, Maine

     Florence/Muscle Shoals, Alabama     WLAY-AM, Muscle Shoals, Alabama
                                         WLAY-FM, Tuscumbia, Alabama
                                         WKGL-FM, Russellville, Alabama
                                         WVNA-FM, Tuscumbia, Alabama
                                         WVNA-AM, Muscle Shoals, Alabama

     Tupelo, Mississippi                 WKMQ-AM, Tupelo, Mississippi
                                         WTUP-AM, Tupelo, Mississippi
                                         WWKZ-FM, Aberdeen, Mississippi
                                         WWZD-FM, New Albany, Mississippi
                                         WESE-FM, Baldwyn, Mississippi

     Marion-Carbondale, IL               WVZA-FM, Herron, IL
                                         WFRX-AM, West Frankfort, IL
                                         WTAO-FM, Murphysboro, IL
                                         WDDD-AM. Johnston City, IL
                                         WHTE-AM, Johnston City, IL
                                         WDDD-FM, Marion, IL
                                         WQUL-FM, West Frankfort, IL

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     Laurel-Hattiesburg, Mississippi     WEEZ-AM, Laurel, Mississippi
                                         WJKX-FM, Ellisville, Mississippi
                                         WHER-FM, Heidelberg, Mississippi
                                         WUSW-FM, Hattiesburg, Mississippi
                                         WMFM-FM, Petal, Mississippi
                                         WFOR-AM, Hattiesburg, Mississippi
                                         WNSL-FM, Laurel, Mississippi

     Muskegon, Michigan                  WMUS-FM, Muskegon, Michigan
                                         WMUS-AM, Muskegon, Michigan
                                         WMRR-FM, Muskegon Heights, Michigan
                                         WMHG-AM, Muskegon, Michigan
                                         WSHZ-FM, Muskegon, Michigan


    B. Pursuant to an Asset Exchange Agreement of even date herewith ("Asset Exchange Agreement"), the parties have agreed to exchange certain assets used in the operation of the Stations for certain assets owned by Clear Channel.

    C. The parties have agreed that certain other assets of the stations will be purchased by Clear Channel.

    D. Clear Channel and Exchange Party have made filings with the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby and by the Asset Exchange Agreement (including a request for early termination of the waiting period thereunder), and HSR Act clearance has been obtained.

                                    Agreement

    NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: PURCHASE AND SALE OF STATIONS' ASSETS

    1.1. Exchange Party Station Assets. On the terms and subject to the conditions hereof, on the Closing Date (defined below), Exchange Party shall assign, transfer, convey and deliver to Clear Channel, and Clear Channel shall acquire from Exchange Party, all of the right, title and interest of Exchange Party in and to all of the assets, properties, interests and rights of Exchange Party, real, personal and tangible, specifically described in this Section 1.1, but excluding the Excluded Assets as hereafter defined (the "Station Assets"):

         (a) all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description which are used exclusively in the operation of the Stations and listed on Schedule 1.1(a), except any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business and consistent with past practices of Exchange Party (the "Tangible Personal Property");

         (b) all owned real property which is used exclusively in the operation of the Stations (including any of Exchange Party's appurtenant easements and improvements located thereon) and described on Schedule 1.1(b) and Exhibit A hereto (the "Real Property");



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         (c) any and all claims and rights against third parties if and to the extent that they relate to the Station Assets, including, without limitation, all rights under manufacturers' and vendors' warranties; and

         (d) all deposits, reserves, prepaid expenses and prepaid taxes relating to the Station Assets.

         The Station Assets shall be transferred to Clear Channel free and clear of Liens except for (i) liens for taxes not yet due and payable and for which Clear Channel receives a credit pursuant to Section 3.2, (ii) such liens, easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Stations, and (iii) any items listed on
Schedule 1.1(b) (collectively, "Permitted Liens").

    1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets hall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

         (a) all cash and cash equivalents of Exchange Party, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

         (b) all Exchange Party's accounts receivable or notes receivable arising from the operation of the Stations;

         (c) all tangible personal property of Exchange Party disposed of or consumed in the ordinary course of business of Exchange Party between the date of this Agreement and Closing;

         (d) Exchange Party's name, corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Exchange Party, duplicate copies of the records of the Stations, and all records not relating exclusively to the operation of the Stations;

         (e) contracts of insurance, and all insurance proceeds or claims made thereunder;

         (f) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Exchange Party; and

         (g) all rights, properties and assets not specifically described in
Section 1.1 and all Station assets to be exchanged with Clear Channel pursuant to the Asset Exchange Agreement.

    1.3. LMAs. On October 2, 2000, Clear Channel and Exchange Party shall enter into local marketing agreements, effective as of such date, in substantially the form attached hereto as Exhibit B, pursuant to which Clear Channel will provide programming for, and be entitled to receive revenues from the sale of advertising on, the Stations.




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ARTICLE 2: ASSUMPTION OF OBLIGATIONS

    2.1. Exchange Party Retained Obligations. Clear Channel does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Exchange Party of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Clear Channel (the "Retained Obligations").

ARTICLE 3: PURCHASE PRICE, ETC.

    3.1. Purchase Price. The "Purchase Price" for the Station Assets shall be Fifteen Million Dollars ($15,000,000). Clear Channel shall at Closing (defined below) deliver to Exchange Party by wire transfer of immediately available funds the Purchase Price, subject to adjustment pursuant to Section 3.2.

    3.2. Prorations and Adjustments. Except as otherwise provided herein, all deposits, reserves and prepaid and deferred expenses related to the Station Assets shall be prorated in accordance with generally accepted accounting principles as of 11:59 p.m. on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem real estate and other property taxes (but excluding transfer taxes which shall be paid as set forth in Section 10.1). Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment, if any, as soon as the new tax rate and valuation can be ascertained. The prorations and adjustments contemplated by this Section 3.2 shall be made within ninety (90) calendar days after the Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided herein and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Clear Channel and one-half by Exchange Party.

    3.3. Allocations and Exchange Assets and Replacement Assets Designations. The values of the assets comprising the Station Assets shall be determined by an appraisal (the "Appraisal") prepared by Bond & Pecaro (whose fees shall be paid one-half by Clear Channel and one-half by Exchange Party). After Closing, Clear Channel shall prepare and provide to Exchange Party schedules which, for each party to this Agreement, show the respective Station Assets to be conveyed and acquired and Purchase Price to be made and received at Closing under this Agreement.

ARTICLE 4:  CLOSING

    4.1. Closing. The consummation of the sale of Station Assets under this Agreement (the "Closing") shall occur on October 2, 2000, at a time and place designated solely by Clear Channel, subject to satisfaction or waiver of the conditions to Closing contained herein (other than those to be satisfied at Closing). If requested by Clear Channel, prior to Closing the parties shall hold a pre-closing conference at a time and place designated by Clear Channel, at which the parties shall provide (for review only) all documents to be delivered at Closing under this Agreement, each duly executed but undated, and otherwise confirm their ability to timely consummate the Closing.



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ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF CLEAR CHANNEL

    Clear Channel makes the following representations and warranties to Exchange
Party:

    5.1. Organization. Clear Channel is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Clear Channel has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Clear Channel pursuant hereto (collectively, the "Clear Channel Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

    5.2. Authorization. The execution, delivery and performance of this Agreement and the Clear Channel Ancillary Agreements by Clear Channel have been duly authorized and approved by all necessary action of Clear Channel and do not require any further authorization or consent of Clear Channel. This Agreement is, and each Clear Channel Ancillary Agreement when executed and delivered by Clear Channel and the other parties thereto will be, a legal, valid and binding agreement of Clear Channel enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    5.3. No Conflicts. Neither the execution and delivery by Clear Channel of this Agreement and the Clear Channel Ancillary Agreements or the consummation by Clear Channel of any of the transactions contemplated hereby or thereby nor compliance by Clear Channel with or fulfillment by Clear Channel of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Clear Channel or any law, judgment, order, or decree to which Clear Channel is subject or any Clear Channel contract; or (ii) require the approval, consent, authorization or act of, or the making by Clear Channel of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the HSR clearance.

    5.4. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Clear Channel or any party acting on Clear Channel's behalf.

    5.5. Disclosure. No provision or information contained in this Agreement relating to Clear Channel, or in any Schedule or Exhibit hereto, or the information to be provided to Exchange Party pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF EXCHANGE PARTY

    Exchange Party makes the following representations and warranties to Clear
Channel:

    6.1. Organization. Exchange Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in



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each jurisdiction in which the Station Assets are located. Exchange Party has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Exchange Party pursuant hereto (collectively, the "Exchange Party Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

    6.2. Authorization. The execution, delivery and performance of this Agreement and the Exchange Party Ancillary Agreements by Exchange Party have been duly authorized and approved by all necessary action of Exchange Party and do not require any further authorization or consent of Exchange Party. This Agreement is, and each Exchange Party Ancillary Agreement when executed and delivered by Exchange Party and the other parties thereto will be, a legal, valid and binding agreement of Exchange Party enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    6.3. No Conflicts. Neither the execution and delivery by Exchange Party of this Agreement and the Exchange Party Ancillary Agreements or the consummation by Exchange Party of any of the transactions contemplated hereby or thereby nor compliance by Exchange Party with or fulfillment by Exchange Party of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Exchange Party or any law, judgment, order, or decree to which Exchange Party is subject or any Exchange Party contract; or
(ii) require the approval, consent, authorization or act of, or the making by Exchange Party of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the HSR clearance.

    6.4. Taxes. Exchange Party has, in respect of the Station Assets, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

    6.5. Personal Property. Schedule 1.1(a) contains a list of all material items of Tangible Personal Property included in the Station Assets. Exchange Party has title (or in the case of Tangible Personal Property used in the operation of the Muskegon stations, at Closing will have title) to the Tangible Personal Property free and clear of Liens other than Permitted Liens. All items of Tangible Personal Property, including without limitation equipment and electrical devices, are in good operating condition and repair (reasonable wear and tear in ordinary usage excepted), are free from material defect and damage, are functioning in the manner and for the purposes for which it was intended, have been maintained in accordance with industry standards in all material respects, and do not require any repairs other than normal routine maintenance.

    6.6. Real Property. Schedule 1.1(b) contains a description of all Exchange Party Real Property included in the Station Assets. Exchange Party has fee simple title (or in the case of Real Property used in the operation of the Muskegon Stations, at Closing will have fee simple title) to the Real Property free and clear of Liens other than Permitted Liens. Real Property includes access to the Stations' facilities. To Exchange Party's knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority.

    6.7. Environmental. Except as set forth in any environmental reports delivered by Exchange Party to Clear Channel prior to the date of this Agreement and except as set forth on



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Schedule 1.1(b), to Exchange Party's knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Station Assets. Except as set forth in any environmental reports delivered by Exchange Party to Clear Channel prior to the date of this Agreement and except as set forth on Schedule 1.1(b), to Exchange Party's knowledge, Exchange Party has complied in all material respects with all environmental, health and safety laws applicable to the Station Assets.

    6.8. Compliance with Law. Exchange Party has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the Station Assets. There is no action, suit or proceeding pending or threatened against Exchange Party in respect of the Station Assets that will subject Clear Channel to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Exchange Party's knowledge, there are no governmental claims or investigations pending or threatened against Exchange Party in respect of the Station Assets (except those affecting the industry generally).

    6.9. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Exchange Party or any party acting on Exchange Party's behalf.

    6.10. Litigation. There are no suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or, to Exchange Party's knowledge, threatened against, the Station Assets or Exchange Party relating to or affecting the Stations nor, to the best of the knowledge of Exchange Party, is there any basis for any such suit, arbitration, administrative charge or other legal proceeding, claim or governmental investigation. Exchange Party has not been operating under or subject to, or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic.

    6.11. Disclosure. No provision or information contained in this Agreement relating to Exchange Party, the Station Assets, or in any Schedule or Exhibit hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Except for facts affecting the radio industry generally, there is no adverse fact now known to Exchange Party relating to the Station Assets or the which would have a material adverse impact on the Station Assets which has not been disclosed to Clear Channel.

ARTICLE 7: COVENANTS

    7.1. Exchange Party's Covenants. Exchange Party covenants and agrees with respect to the Station Assets that, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Clear Channel, which shall not be unreasonably withheld, Exchange Party shall:

         (a) operate the Station Assets in the ordinary course of business consistent with past practice and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

         (b) not, other than in the ordinary course of business in accordance with past practice, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets, or



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create, assume or permit to exist any Liens upon the Station Assets, except for
Permitted Liens; and,

         (c) furnish Clear Channel with such information relating to the Station Assets as Clear Channel may reasonably request, at Clear Channel's expense and provided such request does not interfere unreasonably with the business of the Stations.

    7.2. 1031 Exchange. At or prior to Closing, Clear Channel and/or Exchange Party (either, an "Assigning Party") may assign its rights under this Agreement (in whole or in part) to a qualified intermediary (as defined in Treasury regulation section 1.1031(k)-1(g)(4)) or similar entity or arrangement ("Qualified Intermediary"). Upon any such assignment, the Assigning Party shall promptly give written notice thereof to the other party hereto (the "Other Party") and the Other Party shall cooperate with the reasonable requests of the Assigning Party and any Qualified Intermediary in connection therewith. Without limiting the generality of the foregoing, if an Assigning Party gives notice of such an assignment, the Other Party shall (i) promptly provide an Assigning Party with written acknowledgment of such notice and (ii) at Closing, convey all or part of the Station Assets and pay all or part of the Purchase Price, as the case may be, (each as designated in writing by the Qualified Intermediary) to or on behalf of the Qualified Intermediary (which payment and conveyance shall, to the extent thereof, satisfy the obligation of the Other Party to make such conveyance and payment hereunder). An Assigning Party's assignment to a Qualified Intermediary will not relieve the Assigning Party of any of its duties or obligations herein. Except for the obligations of the Other Party set forth in this Section, the Other Party shall not have any liability or obligation to the Assigning Party for the failure of such other exchange to qualify as a like kind exchange under Section 1031 of the Code unless such failure is the result of the material breach or default by the Other Party under this Agreement.

ARTICLE 8: CONDITIONS OF CLOSING BY CLEAR CHANNEL

    The obligations of Clear Channel hereunder are, at its option, subject to satisfaction, at or prior to Closing, of the following condition:

    8.1. Representations, Warranties and Covenants. The representations and warranties of Exchange Party made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Exchange Party at or prior to Closing shall have been complied with or performed in all material respects.

ARTICLE 9: CONDITIONS OF CLOSING BY EXCHANGE PARTY

    The obligations of Exchange Party hereunder are, at its option, subject to satisfaction, at or prior to Closing, of the following condition:

    9.1. Representations, Warranties and Covenants. The representations and warranties of Clear Channel made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Clear Channel at or prior to Closing shall have been complied with or performed in all material respects.

ARTICLE 10: EXPENSES

    10.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance



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with the terms of this Agreement, except that (i) all recordation, transfer and documentary taxes, fees and charges, and any excise, sales or use taxes, applicable to the transfer of the Station Assets shall be paid by Exchange Party, and (ii) all HSR Act filing fees and expenses shall be paid equally by Clear Channel and Exchange Party.

ARTICLE 11:  DOCUMENTS TO BE DELIVERED AT CLOSING

    11.1. Clear Channel's Documents. At Closing, Clear Channel shall deliver or cause to be delivered to Exchange Party the Purchase Price in accordance with
Section 3.1 hereof.

    11.2. Exchange Party's Documents. At Closing, Exchange Party shall deliver or cause to be delivered to Clear Channel, such bills of sale, assignments, special warranty deeds, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Station Assets to Clear Channel, free and clear of Liens, except for Permitted Liens.

ARTICLE 12: SURVIVAL; INDEMNIFICATION.

    12.1. Survival. The covenants, agreements, representations and warranties in this Agreement shall survive Closing of the Asset Exchange Agreement for a period of six (6) months whereupon they shall expire and be of no further force or effect, except those under (i) this Article 12 that relate to Damages (defined below) for which written notice is given by the indemnified party to the indemnifying party prior to the expiration, which shall survive until resolved and (ii) the following provisions (the "Expense Provisions"): 3.2 (Adjustments), 3.3 (Allocation), and 10.1 (Expenses), and indemnification obligations with respect to such provisions, which shall survive until performed.

    12.2. Indemnification.

         (a) From and after the Closing, Clear Channel shall defend, indemnify and hold harmless Exchange Party from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Exchange Party arising out of or resulting from: (i) any breach or default by Clear Channel under this Agreement; or operation of the Station Assets after Closing; provided, however, that, except for the Expense Provisions (which shall not be subject to such limitations), (y) Clear Channel shall have no liability to Exchange Party hereunder until, and only to the extent that, Exchange Party's aggregate Damages exceed $100,000 and
(z) the maximum liability of Clear Channel hereunder shall be $11,000,000.

         (b) From and after the Closing, Exchange Party shall defend, indemnify and hold harmless Clear Channel from and against any and all Damages incurred by Clear Channel arising out of or resulting from: (i) any breach or default by Exchange Party under this Agreement; or (ii) the Retained Obligations; provided, however, that, except for the Expense Provisions (which shall not be subject to such limitations), (y) Exchange Party shall have no liability to Clear Channel hereunder until, and only to the extent that, Clear Channel's aggregate Damages exceed $100,000 and (z) the maximum liability of Exchange Party hereunder shall be $15,000,000.

    12.3. Procedures. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a "Claim"), but a failure to give such notice or delaying such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to



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indemnify as set forth in this Agreement, except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

         (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

         (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

         (c) Anything herein to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
(ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

         (d) All claims not disputed shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "Disputed Claims" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties. No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

ARTICLE 13: TERMINATION

    13.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

         (a) by mutual written consent of Clear Channel and Exchange Party;

         (b) by written notice of Clear Channel to Exchange Party if Exchange Party (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

         (c) by written notice of Exchange Party to Clear Channel if Clear Channel (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below); or

         (d) by written notice of Clear Channel to Exchange Party, or Exchange Party to Clear Channel, if the Closing shall not have been consummated on or before the first anniversary of the date of this Agreement, or if the Asset Exchange Agreement is terminated.

    The term "Cure Period" as used herein means a period commencing the date a party receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) days thereafter or (ii) the Closing Date; provided, however, that if the breach or default cannot reasonably be cured within such period but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Section 13.1 shall survive any termination of this Agreement.

    13.2. Remedies. The parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches or defaults such that the Closing has not occurred ("Breaching Party"), monetary damages alone will not be adequate to compensate the non-breaching party ("Non-Breaching Party") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of, and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party, provided that the Non-Breaching Party is successful in such lawsuit.

ARTICLE 14: MISCELLANEOUS PROVISIONS

    14.1. Casualty Loss. In the event any loss or damage of the Tangible Personal Property or Real Property exists on the Closing Date, the parties shall consummate the Closing and assign as appropriate the proceeds of any insurance payable on account of such damage or loss.

    14.2. Further Assurances. After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to exchange assets and assume obligations as contemplated by this Agreement.

    14.3. Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto. With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

    14.4. Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

    14.5. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

    14.6. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the choice of law provisions thereof.

    14.7. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when delivered by facsimile transmission, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Clear Channel:          c/o Clear Channel Broadcasting, Inc.
                              200 Concord Plaza, Suite 600
                              San Antonio, Texas 78216
                              Attention: President
                              Facsimile: (210) 822-2299

with a copy (which shall
not constitute notice) to:    Wiley, Rein & Fielding
                              1776 K Street, N.W.
                              Washington, D.C. 20006
                              Attention:  Richard J. Bodorff, Esq.
                              Facsimile: (202) 719-7049
if to Exchange Party:        Cumulus Broadcasting, Inc.
                             3060 Peachtree Road, NW
                             Suite 730
                             Atlanta, GA 30305
                             Attention:  Lewis W. Dickey, Jr.
                             Facsimile: (404) 949-0700

with a copy (which shall
not constitute notice) to:   Paul, Hastings, Janofsky & Walker LLP
                             1299 Pennsylvania Avenue, N.W.
                             Tenth Floor
                             Washington, D.C. 20004
                             Attention:  David D. Burns, Esq.
                             Facsimile:  (202) 508-9700

    14.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

    14.9. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

    14.10. Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

    14.11. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. This Agreement does not supersede any confidentiality agreement relating to the Clear Channel Stations.

                            [SIGNATURE PAGE FOLLOWS]

             SIGNATURE PAGE TO TANGIBLE PROPERTY PURCHASE AGREEMENT


    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



CLEAR CHANNEL:                        CAPSTAR RADIO OPERATING COMPANY


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:



EXCHANGE PARTY:                       CUMULUS BROADCASTING, INC.


                                      By:
                                         ---------------------------------------
                                         Lewis W. Dickey, Jr.
                                         President



                                      CUMULUS WIRELESS SERVICES, INC.


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

Schedules

1.1(a)   -    Tangible Personal Property

1.1(b)   -    Real Property



Exhibits

A.       -    List of Owned Real Property

B.       -    LMA Form